CAMERON INTERNATIONAL CORPORATION

EXECUTIVE SEVERANCE PROGRAM

Revised/reissued October 13, 2015

I. General

1.    PURPOSE

To establish a severance program (the “Program”) for executive level employees of Cameron International Corporation (“Company”) that recognizes (i) the relatively more difficult employment transition that occurs upon the termination of employment of higher paid individuals; and (ii) that most executive level employees serve at the pleasure of the Company and are decidedly “at will” – meaning that the Company may terminate the employment relationship at any time for any reason without liability to the employee.

2.     SCOPE

This Program applies to any Company employee designated as a Tier 1, Tier 2 or Tier 3 Executive (“Covered Executive”) for compensation purposes. This Program is intended to be a “top hat” plan such that eligibility is primarily limited to a select group of management or highly compensated employees.

3.     ELIGIBILITY FOR PLAN BENEFITS

(a)
Any Covered Executive whose employment is terminated by the Company for reasons other than cause, as determined in its sole discretion by the Company, (“Termination”), and who executes and delivers the Waiver and Release as provided for in Section 10 hereof shall be eligible for the separation benefits provided for by this Program, subject to the terms and conditions of this Program.

(b)
If the business in which the Covered Executive is employed is sold, merged or consolidated with another entity or business not affiliated with the Company, whether in a stock or asset transaction, any Covered Executive who continues employment or is offered continued employment with a new owner of the business in the same or reasonably comparable position, will not be eligible for benefits under this Program. Similarly, if the Company establishes a joint venture and the Covered Executive is offered the same or a reasonably comparable position with the joint venture, the Covered Executive will not be eligible for benefits under this Program. The Company’s Vice President, Human Resources will make the determination, in his/her sole discretion on behalf of the Company, as to the comparability of any such position.

II. Separation Benefits

4.	SALARY CONTINUATION PAYMENTS

Following Termination, provided that the Covered Executive complies with the Waiver and Release requirement of Section 10, hereof, as well as other conditions of this Program, the Covered Executive will receive the following payments as defined below:

•	Tier 1 Executives – Covered Executive will receive salary continuation payments for a period of twelve (12) months. No later than the second pay cycle following receipt of such payments for said (12) twelve-month salary continuation period, the Covered Executive will receive a one-time payment equivalent to his/her base salary as of the date of Termination.

•
Tier 2 Executives - Covered Executive will receive salary continuation payments for a period of twelve (12) months. No later than the second pay cycle following receipt of such payments for said (12) twelve-month salary continuation period, the Covered Executive will receive a one-time lump payment equivalent to 50% of his/her base salary as of the date of Termination.

•	Tier 3 Executives - Covered Executive will receive salary continuation payments for a period of twelve (12) months.

These above-referenced salary continuation payments will be based on the Covered Executive’s base salary rate at the time of Termination and will be paid through the Company’s normal payroll cycle. Salary continuation payments will begin with the Company’s first payroll cycle that occurs after the expiration of the required 7 day revocation period following the Covered Executive’s execution and return of the attached Waiver and Release, assuming the Covered Executive does not revoke said Waiver and Release.

5.	BENEFITS

(a)
A Covered Executive’s participation in all employee benefit plans ends on and as of the date of Termination. No payments made pursuant to this Program and no payout for unused vacation or under the MICP or LTIP grants are deferrable under any Company Plan including the Cameron Retirement Savings Plan or the Cameron Nonqualified Compensation Plan, nor are they considered for purposes of employer contributions or accruals under such plans or any other similar plan sponsored by the Company.

(b)
Following Termination, the Covered Executive will receive a one-time lump sum payment equal to the estimated cost of 12 months’ COBRA premium benefits. This lump sum will be subject to all applicable taxes. THE COVERED EXECUTIVE IS RESPONSIBLE FOR HIS / HER OWN COBRA ELECTION.

(c)
Information regarding conversion privileges or portability of the Cameron Supplemental Life Insurance will be communicated on or prior to the date of Termination. Eligibility for distributions under any Cameron sponsored retirement plan will be subject to, and any such distribution will be made in accordance with, the provisions of the specific plan.

6.    MANAGEMENT INCENTIVE COMPENSATION PLAN

A Covered Executive’s participation in MICP will be prorated through his or her last date of employment based on the number of days worked in the applicable plan year and the amount of any award to be paid will be determined by the actual performance against the goals and objectives established for the applicable plan year as set out in the Covered Executive’s MICP award letter for the applicable year. Payment of the MICP bonus for the final year of participation will be made at the same time as payments for that year are made for active employees with respect to such year, provided, however, that in any event such payment will be made prior to March 15th of the year following the plan year for which it was earned. No further MICP entitlements will be earned during the severance period.

7.     LONG-TERM INCENTIVE PLAN

The terms of the Company’s Long-Term Incentive Plans and the specific provisions of the applicable award agreement(s) will govern awards granted to the Covered Executive. The length of time to exercise any vested long-term incentive award shall be governed by the terms of such agreement(s) or any resolution of or amendment to an award agreement expressly providing otherwise for the Covered Executive as may be approved by the Compensation Committee of the Company’s Board of Directors.

8.     OUTPLACEMENT SERVICES

In addition to salary continuation as provided above, outplacement services for a period of up to 12 months will be made available through a provider chosen by the Company.

9.    REDUCTION IN SEPARATION BENEFITS FOR OTHER SEVERANCE RIGHTS

To the extent any Covered Executive under this Program is entitled to receive benefits for severance pursuant to statutory or regulatory requirements or an employment contract or arrangement, including but not limited to a change in control agreement (“other severance benefits”), the benefits hereunder, which are not intended to duplicate such other severance benefits, will be reduced automatically by the amount of such other severance benefits to avoid any such duplication. The determination of the reduction is the responsibility of the Company’s Vice President of Human Resources whose decision will be final and binding on both the Company and the Covered Executive.

III. Non-Compete, Waiver & Release

10.     REQUIRED WAIVER AND RELEASE

IT IS A CONDITION OF ELIGIBILITY TO RECEIVE BENEFITS UNDER THIS PLAN that a Covered Executive (A) immediately return all Company property, documents and computer records, and any related materials that the Covered Executive may possess prior to the date of Termination, and (B) execute and deliver to the company the “Waiver and Release” attached as Exhibit “A” to this Program in a timely manner, and not revoke the Waiver and Release during the time provided to do so. If the Covered Executive elects not to execute and deliver the Waiver and Release, or elects to revoke the Waiver and Release, no benefits pursuant to the Program will be payable. The Waiver and Release includes an understanding and agreement that should the Covered Executive (1) become employed by a company that: competes with the Company (other than employment with a subsidiary or division of such competitor that is not in any of the markets or product lines as the Company) or otherwise engage in an enterprise that involves competition with the Company for a period of 12 months following termination; or (2) directly or indirectly participate in the solicitation or recruitment of any Company employees for a period of 12 months following termination, then the Covered Executive will cease to be entitled to receive any further separation benefits under the Program.

IV. Applicability and Impact of Section 409a of the Internal Revenue Code

11.	SECTION 409A COMPLIANCE

(a)	It is intended that this Executive Severance Program be interpreted and administered consistent with Section 409A of the Internal Revenue Code and the regulations issued thereunder.

(b)
Under the requirements of Section 409A of the Internal Revenue Code, because the Company is publicly traded, if a Covered Executive is a “specified employee” for Section 409A purposes and the total amount of separation allowance payments payable in the first six months following the Covered Executive’s Termination under this and any other program, policy, plan or agreement with the Company and/or any of its affiliates exceeds an applicable limit then the Company is required to delay any payment that would cause the applicable limit to be exceeded and the payments will resume, without interest, beginning with the first regular payroll cycle that is six months following Termination. The applicable limit under Section 409A is an amount equal to the lesser of (A) two times the Covered Executive’s base annual rate of salary during the calendar year immediately preceding the year of his or her Termination and (B) $ two times the applicable limit on includible compensation set forth in Section 401(a)(17) of the Internal Revenue Code (2 x $265,000 for 2015), subject to adjustment for later years under the Internal Revenue Code.

(c)
The Company’s Vice President of Human Resources will identify the Covered Executives who are “specified employees” for Section 409A purposes in accordance with any method permitted under Section 409A and will advise a Covered Executive if any applicable delay applies to him or her.

(d)
For purposes of Section – 409A, Termination under this program will have the same meaning as a “separation from service” under Section 409A of the Internal Revenue Code. For example, if a Covered Executive will be providing significant post-termination consulting services to the Company or any of its affiliates, his or her Termination may not be considered to occur for purposes of this Program until the consulting arrangement ends. Further, for purposes of Section 409A of the Internal Revenue Code, installments of salary continuation payments and one-time lump sum payments, if any, will be treated as separate payments.

(e)
A Covered Executive will be notified in writing that he/she is eligible to receive benefits pursuant to this Program; an application for benefits does not need to be submitted.  A written notice of termination will specify the Covered Executive’s date of Termination, and will be accompanied by a Waiver and Release and a deadline for executing it and submitting it, which will be not later than the 60th day following such Covered Executive’s date of Termination.  No Covered Executive will be required or permitted to perform any substantial services following his/her date of Termination, and any payments due to be paid to the Covered Executive hereunder will be withheld until a properly executed Waiver and Release has been submitted and is no longer capable of being rescinded or revoked.   Any Covered Executive not executing and submitting the Waiver and Release, in accordance with its terms and at least seven (7) days prior to the specified deadline, and any Covered Executive who revokes a release after it is submitted and within the seven (7) day revocation period, will automatically cease to be eligible for any benefits hereunder.

V. Administration

12.    PROGRAM AMENDMENT AND TERMINATION
The Company reserves the right to amend, modify, suspend or terminate this Program, in whole or in part, at any time. The Company does not promise the continuation of any program. Circumstances which might cause the Company to amend or terminate the Executive Severance Program include, but are not limited to, changes in law mandating that this Program be revised in certain respects, a determination by the Company that the Program’s provisions or some of them may no longer be suitable as a result of changes in the circumstances of Cameron or of its employees or changes in financial circumstances or significant adverse changes in Cameron's financial circumstances.

13.    RESPONSIBILITIES

The general administration of this Program is the responsibility of the Company’s Vice President of Human Resources who has final and binding authority to administer, and the overall responsibility to effectuate the terms and conditions of and for the day-to-day administration of this Program in accordance with its stated terms. These responsibilities may be delegated to other person or persons including group personnel where appropriate, and such delegation to be effectuated must be in writing.

14.    CLAIMS PROCEDURES

Claims for Program benefits and reviews of appeals of Program benefit claims which have been denied or modified will be processed in accordance with the written Program claims procedures established by the Company’s Vice-President of Human Resources, which procedures are attached hereto as Exhibit “A” and hereby incorporated by reference as a part of the Program. For all purposes pertaining to such claims procedures, the Company’s Vice-President of Human Resources shall be deemed the “Committee” as that term is defined in Exhibit “A”. Notwithstanding any provisions of such claims procedures, no claim shall be accepted or processed if such claim is submitted more than two years after the claimant’s termination of employment upon which the claim is based.

EXHIBIT “A” to the Cameron International Corporation Executive Severance Program

WAIVER AND RELEASE

In consideration of CAMERON INTERNATIONAL CORPORATION'S (the “Company’s”) agreement to provide me with separation benefits under its Executive Severance Program, (the Program), and subject to the terms and conditions of the Program, I hereby waive and release Cameron International Corporation, its past, present, and future owners, parents, subsidiaries, and affiliates, and their respective past, present, and future directors, shareholders, officers, employees, agents, insurance carriers, administrators, legal representatives and all benefit plans sponsored by any of them (except for benefits under the Plan and any pension plan), past or present (individually and collectively, the “Released Parties”), from liability for any and all claims, damages, actions, rights, demands and causes of action of any kind that I now have or may have against the Released Parties, including without limitation all claims related to my employment or the termination of my employment by the Company, whether known or unknown, arising under any federal, state or local fair employment or discrimination laws, including but not limited to, AGE DISCRIMINATION IN EMPLOYMENT ACT (including as amended by the Older Workers Benefit Protection Act of 1990), Title VII of the Civil Rights Act of 1964, the Lilly Ledbetter Fair Pay Act of 2009, the Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Americans With Disabilities Act (“ADEA”), the ADA Amendments Act of 2008, Executive Order 11246, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act of 1973, the Occupational Health and Safety Act of 1970, the Equal Pay Act, the Genetic Information Nondiscrimination Act of 2008, the Sarbanes-Oxley Act, the Genetic Information Nondiscrimination Act, and any applicable state’s or locality’s fair employment statutes, any other local, state or federal wage and hour law. I further waive and release any claims or demands arising under any other federal, state or local law, including but not limited to, common law claims relating to breach of contract, wrongful or constructive discharge, violation of public policy, and common law tort. This Waiver and Release (also referred to as this “Agreement”) excludes any claims for medical or income replacement benefits for work-related injuries currently pending or permitted by law and further excludes any pension or unemployment compensation benefits to which I may be otherwise entitled. This Agreement does not apply to any rights or claims that may arise after its effective date. In addition, nothing in this Agreement prevents me from filing any non-legally waivable claim (including a challenge to the validity of this agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agencies or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agencies; however, I understand and agree that I am waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.

I acknowledge that this Agreement is not intended to indicate that such claims exist or that, if they do exist, they are meritorious. Rather, it is simply an agreement that, in return for the severance benefits as stated in the Program, any and all potential claims of this nature that I may have against any of the Released Parties, regardless of whether they actually exist, regardless of whether they are known or unknown to me at this time, are expressly settled, compromised, and waived.

I understand that I and the Company may be required to report, as may be required by law for income tax purposes, the payment and/or receipt of the Agreement’s severance benefit. Each party shall bear their respective tax liabilities, if any, arising from this Agreement. I acknowledge that the Company has made no representations regarding the tax consequences of any amount received by me pursuant to the terms of this Agreement. I agree to defend, indemnify and hold forever harmless the Company against any claim, demand, dispute, costs or expenses of whatever kind or character that may result from any allegation that the appropriate amount of taxes were not paid with respect to the severance benefits payable under this Agreement. By signing this agreement, I am, and I understand and agree that I am, bound by it. Anyone who succeeds to my rights and responsibilities, such as heirs or the executor of my estate, is also bound by this agreement. This release also applies to any claims brought by any person or agency or class action under which I may have a right or benefit. I represent and warrant that no other person or entity has any interest in or been assigned any interest in claims or causes of action, if any, I may have against any of the Released Parties and which I am now releasing in their entirety.

I agree and acknowledge that the only benefits to which I am entitled in association with the termination of my employment with the Company and any of its affiliates are the benefits stated in the Program and that I am not entitled to any additional benefits under any other policy, plan or agreement of the Company or any Released Party in connection with my termination, including but not limited to any employment or severance agreement between me and any Released Party or any other benefits under any other severance, retention, bonus or incentive plan of the Company or any of its affiliates, shareholders or predecessors (except for benefits under the Program, any written exceptions to equity and/or incentive plans, and any Company pension plan). I further acknowledge that I have received reimbursement for all reimbursable business expenses I incurred on behalf of the Company or any of its affiliates. I also acknowledge that I have been paid all wages owed to me by any Released Party up until the day that I signed this Agreement and that I have been provided all leaves (paid and unpaid) to which I was entitled during the term of my employment.
I have signed this agreement voluntarily and without coercion or duress. I understand the final and binding effect of this agreement and agree to each of its terms. I acknowledge that the only promises made to me to sign this agreement are those stated in the Program and that no other understanding concerning the subject matter of this agreement, whether oral or written, exists. I have been advised to consult with an attorney prior to executing this agreement and I have been given at least twenty-one (21) days to consider this agreement before signing (or forty-five (45) days in the case of any employment termination program offered to a group or class of employees). If I sign this agreement, I understand that I have seven (7) days after the date I sign to revoke, in writing, this agreement. Any such revocation must be delivered to my Human Resources Representative to be effective. This agreement will not become effective or enforceable until this seven (7) day period has expired. I further acknowledge that I have carefully read the Program and this agreement, understand their terms, and I am voluntarily accepting the Company’s offer of benefits under that Program. I understand that the severance benefits provided under the Program are valuable consideration to which I would not otherwise be entitled, but are solely in return for the waiver of rights and claims stated in this agreement.

Covered Executive specifically covenants and agrees not to, directly or indirectly, make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging the Company or any Released Party with respect to Covered Executive’s employment with the Company. Covered Executive specifically covenants and agrees not to, directly or indirectly, make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging the Company or any Released Party, or commenting in a negative fashion on the operations or business reputation of the Company. Each Party agrees that this non-disparagement provision is an important part of this Agreement and that any violation of this non-disparagement provision shall be considered a material breach of this Agreement.

Covered Executive agrees that neither Covered Executive nor her representatives will disclose, disseminate or publicize, or cause or permit to be disclosed, disseminated, or publicized, any of the terms of this Agreement, to any person, corporation, association, governmental agency, or other entity, other than Covered Executive’s spouse, legal counsel, and tax advisor, except (i) to the extent necessary to report income to the appropriate taxing authorities, or (ii) in response to an order or subpoena of a court or governmental agency of competent jurisdiction, provided, however, that notice of receipt of such order or subpoena shall be immediately communicated in writing to the Company’s general counsel, so that the Company shall have an opportunity to intervene and assert what rights it has to nondisclosure prior to Covered Executive’s response to such order or subpoena. Each Party agrees that this confidentiality provision is an important part of this Agreement and that any violation of this confidentiality provision shall be considered a material breach of this Agreement.

By accepting the Severance Payment and as partial consideration, Covered Executive agrees to the confidentiality and non-disparagement provisions of this Agreement. In an effort to assure compliance with such confidentiality and non-disparagement provisions, and in an effort to partially compensate the Company with respect to damages by reason of any failure by Covered Executive to comply with such provisions, Covered Executive hereby agrees as follows:

IF COVERED EXECUTIVE FAILS TO COMPLY WITH THE CONFIDENTIALITY AND NON-DISPARAGEMENT PROVISIONS HEREIN, COVERED EXECUTIVE SHALL PAY TO THE COMPANY LIQUIDATED DAMAGES IN THE AMOUNT OF $______.00 USD. SUCH LIQUIDATED DAMAGES ARE IMPOSED BY AGREEMENT OF THE PARTIES, DUE TO THE IMPOSSIBILITY OR IMPRACTICALITY OF DETERMINING ACTUAL DAMAGES BY

REASON OF VIOLATION OF SUCH CONFIDENTIALITY AND NON-DISPARAGEMENT PROVISIONS -- AND NOT AS A PENALTY OR FORFEITURE BY COVERED EXECUTIVE.I further understand and agree that my entitlement to separation benefits provided under the Program is contingent on my choice to not: (1) become employed by a company that competes with the Company (other than employment with a subsidiary or division of such competitor that is not in any of the markets or product lines as the Company) or otherwise engage in an enterprise that involves competition with the Company for a period of 12 months following termination; and/or (2) directly or indirectly, participate in the solicitation or recruitment of any Company employees for the 12-month period following termination. I expressly acknowledge and agree that if I choose not to follow either or both of these restrictions, I will cease to be entitled to receive any further separation benefits under this Program.

Based upon the signing of this agreement, I further agree not to commence any lawsuit against any Released Party for matters covered by this agreement, nor to participate in any such action other than as required by law (except as necessary to protect my rights under this agreement). I represent that, as of the effective date of this agreement, I have not brought or joined any lawsuit or filed any charge or claim against any Released Party in any court or before any government agency. Should any provision of this agreement be declared invalid by a court of competent jurisdiction, the remaining provisions will remain in full force and effect. The Company and I agree that the noncompetition restrictions provided above is reasonable and necessary to protect the proprietary information of Company and its affiliates. Nevertheless, if that restriction is found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the court will modify the restrictions so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

This agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of law principles thereof.

Signed by:             ______________________________________________

Printed Name:            ______________________________________________

Dated:                 ______________________________________________

Company Representative:    _______________________________________________

Dated:                 _______________________________________________